OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                505 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                            TELEPHONE: 212 753-7200

                                                     October 7, 1998






Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

                  Re: GST Network Funding, Inc., GST USA, Inc. and GST Telecommunications, Inc. -
                           Registration Statement on Form S-4 (333-60645)


Ladies and Gentlemen:

                  Our opinion with respect to the material United States federal income tax consequences of the purchase, ownership and disposition of the 10 1/2% Senior Secured Discount Notes of GST Network Funding, Inc. is set forth in full under the caption "Certain United States Federal Income Tax Considerations" in the Prospectus forming a part of the above-referenced Registration Statement.

                  We advise you that Stephen Irwin, the Vice Chairman of the Board of GST Telecommunications, Inc., is of counsel to this firm. Mr. Irwin owns 76,345 common shares, without par value of GST Telecommunications, Inc. (the "Common Shares") and holds options and warrants to purchase an aggregate of 600,000 Common Shares. In addition, other attorneys at this firm hold Common Shares and/or options to purchase Common Shares.

                  We consent to the reference to this firm under the captions "Legal Matters" and "Certain United States Federal Income Tax Considerations" in the Prospectus.

                                   Very truly yours,



                                   /S/ OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
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                                   OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP